Exhibit 99.1

BioSig Technologies, Inc. Shareholder Letter April 2017

Dear BioSig Technologies, Inc. Shareholder:

I am pleased to report on some of the recent developments at BioSig Technologies, Inc. (OTCQB: BSGM), most notably, the collaboration with Mayo Clinic physicians.  This new, expanded collaboration with Mayo Clinic experts builds upon the work realized under the Advanced Clinical Research Program that was signed with Mayo Clinic in March 2016 and expands our relationship to, among other things, potential further Intellectual Property (IP) development.

The institution has a proven track-record of success in developing cutting-edge technologies and innovative treatment methods having spawned over 100 new companies in the past 15 years. In addition to gaining access to some of the most important minds in the electrophysiology market, we have also partnered with an organization whose total research and development budget exceeds $650 million. BioSig is pleased to be working with Mayo Clinic experts in electrophysiology.

Under our collaboration agreement, BioSig will work with leading Mayo electrophysiologists including Drs. Samuel Asirvatham and K. L. Venkatachalam, to develop advanced clinical features and applications for our PURE EP System, as well as to leverage the company’s core competency in physiologic signal processing to develop future technologies.

Samuel J. Asirvatham, M.D., also worked closely with Nevro Corp. (NVRO), a $2.7 billion medical device company known for Senza® spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. Nevro was a pre-revenue company in 2014.  They launched commercial sales in 2015 and have currently recorded $180 million in revenue.

BioSig Completed Funding Totaling Nearly $5 Million

BioSig closed a private placement with proceeds of $4,349,953.50 with Laidlaw & Co (UK) Ltd. in New York serving as placement agent and a separate funding with accredited investors that totaled $640,000.

The Company issued in aggregate approximately 3.3 million shares at a price of $1.50 per share and the same number of warrants to purchase one half of one share of Common Stock, exercisable at a price of $1.50 per share.  The warrants are exercisable under a cash only provision until April 6, 2020.

Proceeds from the offering will be used for general working capital and to move the Company towards FDA 510(k) clearance process for commercialization.

The Future of Medicine

Bioelectric medicine is a specific “future technology” that we intend to aggressively target in the near-term with Mayo Clinic experts. Bioelectric medicine is an emerging medical practice that uses miniature implantable devices to modify electrical signals in the body’s nervous system.  The therapy has the potential to treat a wide variety of medical conditions, including, but not limited to, chronic pain, asthma, arthritis, headaches, migraines, and ulcers.

The bioelectric medicine industry builds on the proven success of pacemakers, implantable cardioverter defibrillators (ICDs) and implanted spinal cord stimulators.  We see three categories of opportunity in this space: signal capabilities, therapeutic tools, and procedures.  While much of the technology is still in developmental stages, we are optimistic about this field. According to a MarketsandMarkets research report, the global electroceuticals/bioelectric medicine market is expected to reach $25.2 Billion by 2021 from $17.2 Billion in 2016, growing at a CAGR of 7.9% from 2016.  Additional appeal in the industry was evident in August of 2016, when GSK announced a $715 Million agreement with Verily Life Sciences LLC (formerly Google Life Sciences), an Alphabet company, to form Galvani Bioelectronics for the purpose of enabling the research, development and commercialization of bioelectric medicines.

Experienced Management and Board

Management understands that to capitalize on the opportunities that lay ahead of us, we must successfully navigate the potential challenges that may arise.  It is because of the strength and experience of the BioSig executive team that I remain optimistic about the future uptick of this company.  We are fortunate to have a skilled management team as well as a premier Board of Directors and Scientific Advisory Board.  In addition to operating in the medical device industry for nearly 40 years, serving industry giants such as Medtronic and Boston Scientific, I believe that our team has a level of talent rarely seen outside of Fortune 500 companies.  We have collective experience ranging from Vice Chairman of NASDAQ and the Head of Corporate Finance at Prudential to a leading institutional money management firm, that managed assets of more than $3.5 billion. Our management team, Board of Directors and Scientific Advisory Board consists of an accomplished mix of MD’s, Ph.D.’s, to CEO’s and Chairpersons that have served at renowned institutions – including Celgene Corporation, Mount Sinai, UCLA, Trice Medical, Boston Scientific, Medtronic, St. Jude Medical, J.P. Morgan, Johnson & Johnson, and GE Healthcare.
Commercialization Update
As previously mentioned, Management is currently engaged with regulatory agencies in the U.S. and in Europe to secure clearance to sell our PURE EP System. In the U.S., we are working on our 510(k) submission to the Food & Drug Administration (FDA).  This is a clearance process based on demonstrating our PURE EP System is substantially equivalent to a currently cleared device; we expect to submit our 510(k) in the third quarter and are on schedule to receive clearance from FDA during the current fiscal year and the CE Mark thereafter.  Obtaining this clearance will be a significant step towards commercialization in the United States market.  In order to access the European market, we have elected to work with the National Standards Authority of Ireland (NSAI) as our Notified Body to obtain the CE Mark. CE marking is a mandatory conformity marking for certain products sold within the European Union.
Industry Consolidation
There have been several major acquisitions made in the past 24 months of innovators by strategic medical device companies: Abbott (NYSE: ABT) bought Topera for $350 million, Medtronic (NYSE: MDT) bought CardioInsight for $272 million and AtriCure (NASDAQ: ATRC) bought nContact for $149 million. In 2015, Medical device company Stryker Corp. (NYSE: SYK) announced that it would acquire external defibrillator maker Physio-Control International for $1.28 billion in cash. Perhaps most remarkable, Abbott announced a $25 billion definitive agreement with St. Jude Medical, Inc. to enter the atrial fibrillation, structural heart, heart failure and neuromodulation markets.  We believe that these transactions paint an optimistic picture as to the opportunities that are available in the marketplace.

On behalf of our management team and our Board of Directors, I want to thank our loyal shareholders for their continued trust and support in the company.  We truly believe that we are at an inflection point in our growth arc.  We are looking forward to delivering additional updates on commercialization, product development and strategic alliances as the year progresses.  Most importantly, we are committed to our ultimate goal of improved shareholder value.

Sincerely,

Mr. Gregory D. Cash
President and Chief Executive Officer
BioSig Technologies, Inc. (BSGM)
 www.biosigtech.com

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our product candidates.. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.